Company contacts:
Bob Blair
Investor Relations
949.672.7834
robert.blair@wdc.com

Steve Shattuck
Public Relations
949.672.7817
steve.shattuck@wdc.com

FOR IMMEDIATE RELEASE:

WD ANNOUNCES ADDITIONAL $150 MILLION COMMON STOCK
REPURCHASE AUTHORIZATION

LAKE FOREST, Calif.—Nov. 21, 2005—Western Digital Corp. (NYSE: WDC) today announced that its board of directors has authorized an additional $150 million common stock repurchase program. Since May 2004, under a $100 million purchase authorization, the company has repurchased approximately 8.78 million shares at an average price of $9.88 per share for approximately $87 million. The new $150 million authorization is in addition to the original $100 million authorization and is effective immediately. The amount of purchases will depend on market conditions and corporate considerations. Share repurchases will be made on the open market.

“We believe that Western Digital’s stock is a compelling investment,” said Arif Shakeel, president and chief executive officer. “Our sustained strong financial performance has allowed us to generate substantial amounts of free cash flow even while investing heavily in our operations, technology and in several new market entries such as 2.5-inch mobile and 1-inch handheld drives. The additional authorization reflects our confidence in the company’s financial strength, its future and our commitment to enhancing shareholder value.”

As of the end of its first fiscal quarter on Sept. 30, 2005, the company had approximately 216 million shares outstanding. The company may suspend or discontinue the program at any time.

About WD

WD, one of the storage industry’s pioneers and long-time leaders, provides products and services for people and organizations that collect, manage and use digital information. The company produces reliable, high-performance hard drives that keep users’ data close-at-hand and secure from loss.

WD was founded in 1970. The company’s storage products are marketed to leading systems manufacturers and selected resellers under the Western Digital and WD brand names. Visit the Investor section of the company’s Web site (www.westerndigital.com) to access a variety of financial and investor information.

This press release contains forward-looking statements, including statements relating to WD’s belief that the repurchase of its common stock represents a compelling investment. The forward-looking statements are based on current management expectations, and actual results may differ materially as a result of several factors, including: pricing trends and fluctuations in average selling prices (ASPs); actions by competitors; changes in the availability and cost of specialized product components; supply and demand conditions in the hard drive industry and business conditions generally; changes in product and customer mix; uncertainties related to the development and introduction of products based on new technologies and successful expansion into new hard drive markets; and other risks and uncertainties listed in WD’s recent SEC filings, including its Form 10-Q for the first fiscal quarter of fiscal 2006. WD undertakes no obligation to update these forward-looking statements to reflect new information or events or for any other reason.

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Western Digital is a registered trademark, and WD and the Western Digital logo are trademarks of Western Digital Technologies, Inc.